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Exhibit (a)(5)(ii)

POWER OF ATTORNEY

        There is a Power of Attorney executed in front of J.M. Faura Ubach, Notary Public, in Barcelona, Spain, on October 19, 1966 that grants a Power of Attorney to José Maria Rubiralta that permits him to execute any public and private documents on behalf of Francisco Rubiralta with no exception whatsoever.

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  Exhibit (a)(5)(ii)
POWER OF ATTORNEY